Execution Version
SECOND AMENDMENT TO CREDIT AGREEMENT
AND JOINDER AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND JOINDER AGREEMENT (this “Amendment”), dated as of October 30, 2025, is by and among BOWMAN CONSULTING GROUP LTD., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower identified on the signature pages hereto as existing guarantors (the “Existing Guarantors”), that certain Subsidiary of the Borrower identified on the signature pages hereto as a joining guarantor (the “Joining Guarantor” and, together with the Existing Guarantors, the “Guarantors”), each of the Lenders party hereto and BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as Swingline Lender and as an L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the Administrative Agent and certain other financial institutions from time to time party thereto, including the Lenders party thereto on the date hereof (but immediately prior to the Second Amendment Effective Date) (collectively, the “Existing Lenders”) are parties to that certain Credit Agreement, dated as of May 2, 2024, as amended by that certain First Amendment to Credit Agreement, dated as of March 12, 2025 (as further amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Existing Lenders amend certain provisions of the Credit Agreement to, among other things, increase the aggregate amount of the Revolving Commitment from $140,000,000 to $210,000,000;

WHEREAS, the Existing Lenders are willing to make such amendments to the Credit Agreement in accordance with and subject to the terms and conditions set forth herein; and

WHEREAS, PNC Bank, National Association (the “New Lender”), has agreed to provide a portion of such additional Revolving Commitments and, in connection therewith, such party hereto desires to join and become a Lender under the Credit Agreement pursuant to the terms hereof;

WHEREAS, the Borrower desires to join the Joining Guarantor as a Guarantor under the Credit Agreement and the other Loan Documents. and

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
1.1Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is amended as follows:

(a)Section 1.01 of the Credit Agreement is hereby amended to add the following new definition thereto in proper alphabetical order:

“Second Amendment Effective Date” means October 30, 2025.

(b)The following definitions set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety, and new definitions of “Material Subsidiary” and “Total Assets” are added in appropriate alphabetical order, all to read as follows:

“Fee Letter” means, collectively, (a) the letter agreement, dated as of February 28, 2024, between the Borrower, the Administrative Agent and the Arranger and (b) the letter agreement, dated as of September 30, 2025, between the Borrower, the Administrative Agent and the Arranger.

“Material Subsidiary” means any Subsidiary of the Borrower that, together with its Subsidiaries, (a) generates greater than 5% of EBITDA on a Pro Forma Basis for the Measurement Period most recently ended or (b) has total assets (including equity interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of greater than 5% of Total Assets as of the end of the most recently ended Measurement Period; provided, however, that if, as of the date that a Compliance Certificate is required to be delivered pursuant to Section 6.02(b) there are Subsidiaries that do not constitute “Material Subsidiaries” pursuant to clauses (a) or (b) above but which collectively (i) generate greater than 10% of EBITDA on a Pro Forma Basis for the Measurement Period most recently ended or (ii) have total assets (including equity interests in other Subsidiaries and excluding investments that are eliminated in consolidation) of greater than 10% of Total Assets as of the end of the most recently ended Measurement Period, then the Borrower shall promptly designate one or more of such Subsidiaries as a Material Subsidiary and cause any such Subsidiaries to comply with the provisions of Section 6.13 such that, after such Subsidiaries become Guarantors hereunder, the Subsidiaries that are not Guarantors shall collectively (A) generate 10% or less of EBITDA on a Pro Forma Basis for the Measurement Period most recently ended and (B) have total assets or 10% or less of Total Assets as of the end of the most recently ended Measurement Period.
“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01 or Section 2.16, as applicable, (b) purchase participations in L/C Obligations and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitment of all of the Revolving Lenders as of the Second Amendment Effective Date is $210,000,000.

“Swingline Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Revolving Facility. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.

“Total Assets” means, as of any date of determination, the amount which in accordance with GAAP would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries, as of the most recently ended Measurement Period for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(a) or (b).

(c)The proviso to the first sentence of Section 2.16(a) of the Credit Agreement is hereby amended to delete the phrase “and subject to the approval of the Revolving Lenders in their sole and absolute discretion” therefrom.

(d)Section 6.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Covenant to Guarantee Obligations.
    The Loan Parties will cause each of their Material Subsidiaries whether newly formed, after acquired, designated by the Borrower or otherwise existing to promptly (and in any event within ninety (90) days after such Subsidiary is formed or acquired and within thirty (30) days after such Subsidiary is designated as a Material Subsidiary pursuant to the definition thereof (or, in either case, such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement. Notwithstanding anything else herein, (a) any direct or indirect parent of any Guarantor (other than the Borrower or any direct or indirect parent of the Borrower) shall be required to be a Guarantor hereunder and (b) if at any time following the Closing Date any Subsidiary of any Loan Party listed as “non-operational” in Schedule 5.20(a) becomes operational, such Subsidiary shall become a Guarantor hereunder by way of execution of a Joinder Agreement within thirty (30) days after assuming operations. In connection with the foregoing, the Loan Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Sections 4.01(b), (c) (unless waived by the Administrative Agent in reasonable discretion), (e), (f), (o) and 6.14 and such other documents or agreements as the Administrative Agent may reasonably request, including without limitation, updated Schedules to this Agreement.

(e)Sections 7.04 of the Credit Agreement is hereby amended to delete the “and” at the end of clause (c) thereof, redesignate clause (d) thereof as clause (e) and insert a new clause (d) to read as follows:
(d)    any Loan Party may dissolve or liquidate any inactive Subsidiary or shell entity; and
(f)Section 7.11(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)    Leverage Ratio. Permit the Leverage Ratio as of the end of any Measurement Period ending as of the end of each fiscal quarter of the Borrower to be greater than 3.25:1.00. Notwithstanding anything set forth herein to the contrary, after the closing of any Permitted Acquisition, the Borrower may exercise an option to increase the permitted maximum Leverage Ratio to 3.75:1.0 for a period of four (4) quarters commencing with the quarter during which the Permitted Acquisition closes (each an “Elevated Ratio Period”), provided that (i) no more than two (2) Elevated Ratio Periods shall be permitted during the term of this Agreement and (ii) there shall exist at least one

(1) fiscal quarter between Elevated Ratio Periods. As of the date of the Second Amendment Effective Date, there has not been an Elevated Ratio Period.

(g)Schedule 1.01(b), 1.01(c), 2.01, 5.10, 5.20(a), 5.20(b), 5.21(d) and 5.21(f) of the Credit Agreement are hereby deleted and Schedules 1.01(b), Schedule 2.01 and 5.10 attached hereto are substituted therefor, respectively.

(h)Exhibit C to the Credit Agreement is hereby amended to add the following to the end thereof:     “As of the end of the Measurement Period to which this Compliance Certificate relates, the Borrower [is in compliance with the requirements of Section 6.13 of the Credit Agreement] [has the Borrower has designated _________________________ as a Material Subsidiary to be joined as a Guarantor to the Credit Agreement pursuant to Section 6.13 of the Credit Agreement].

1.2New Lender. Without limiting any of the foregoing and for the avoidance of doubt, the New Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Second Amendment Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents and shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by its Revolving Commitment and either it or the Person exercising discretion in making its decision to acquire such Revolving Commitment is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment and become a Lender under the Credit Agreement, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is not a U.S. Person, it has delivered any documentation required to be delivered by it pursuant to the terms of the Credit Agreement; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (c) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (d) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Loan Parties and their Affiliates or their respective securities and agrees to use such information in accordance with Section 11.07 of the Credit Agreement.
1.3Reallocation of Commitments

(a)The parties hereto acknowledge and agree that simultaneously with the Second Amendment Effective Date, the Revolving Commitments of each Existing Lender (before giving effect to this Amendment) and the outstanding Loans held by each Existing Lender (before giving effect to this

Amendment) (the “Outstanding Loans”) shall be reallocated as determined by the Administrative Agent, such that after giving effect thereto and to the effectiveness of this Amendment, the Commitments and the Outstanding Loans held by all Lenders (including the New Lender) shall be as set forth on Schedule 1.01(b) of the Credit Agreement as amended hereby. The parties hereto agree that any requisite assignments shall be deemed to be made in such amounts among the Lenders (including the New Lender) with the same force and effect as if such assignments were evidenced by applicable Assignment and Assumptions. Notwithstanding anything to the contrary in Section 11.06 of the Credit Agreement, no other documents or instruments, including any Assignment and Assumption, shall be required to be executed in connection with these assignments (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment and Assumption under the Credit Agreement but without the payment of any related assignment fee or pro rata assignment requirement in Section 11.06(b) of the Credit Agreement (all of which requirements are hereby waived). On the Second Amendment Effective Date, the Lenders (including the New Lender) shall make full cash settlement with one another with respect to the Outstanding Loans, Revolving Commitments and Total Credit Exposure, either directly or through the Administrative Agent, as the Administrative Agent may direct or approve, with respect to all assignments, reallocations and other changes in Commitments and Total Credit Exposure, such that after giving effect to such settlements, the Commitments and the Outstanding Loans held by all Lenders (including the New Lender) shall be as set forth on Schedule 1.01(b) of the Credit Agreement as amended hereby. In furtherance of the foregoing and the other transactions contemplated hereby, and notwithstanding anything to the contrary contained in the Credit Agreement, any Existing Lender may exchange, continue or rollover all or a portion of its Outstanding Loans in connection with the transactions contemplated by this Amendment, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Existing Lender. The Borrower shall be deemed to have repaid and reborrowed any Loans as may be necessary to effectuate such reallocations and the increase of the Loans in connection with any funding of the Revolving Commitments on the date hereof.
(b)For the avoidance of doubt, the parties agree that the increase to the Revolving Facility pursuant to this Amendment shall not be deemed to be an exercise of Section 2.16 of the Credit Agreement; and therefore the requirements of Section 2.16 of the Credit Agreement do not apply to the increase to the Revolving Facility pursuant to this Amendment.
1.4Guarantor Joinder
(a)The Joining Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such Joining Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Loan Documents as a Guarantor. The Joining Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all representations and warranties, covenants and other terms, conditions and provisions of the Credit Agreement and the other applicable Loan Documents. Without limiting the generality of the foregoing, the Joining Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Secured Obligations in accordance with Article X of the Credit Agreement.
(b)The Joining Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Amendment, such Joining Guarantor will be deemed to be a party to the Security Agreement, and shall have all the rights and obligations of an “Grantor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Joining Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing, the Joining Guarantor hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right of set off, to the extent applicable, against any and all right, title and interest of such Joining Guarantor in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of such Joining Guarantor.
(c)The Joining Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Loan Document and Collateral Document and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement and the Collateral Documents are hereby supplemented (to the extent permitted under the Credit Agreement or Collateral Documents) to reflect the information shown on the respective amended and restated Schedules to the Credit Agreement attached hereto.
(d)Each Loan Party confirms that the Credit Agreement is, and upon the Joining Guarantor becoming a Guarantor, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Joining Guarantor becoming a Guarantor the term “Obligations,” as used in the Credit Agreement, shall include all obligations of such Joining Guarantor under the Credit Agreement and under each other Loan Document.
(e)Each of each Loan Party and the Joining Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents in order to effect the purposes of this Amendment.

ARTICLE II CONDITIONS TO EFFECTIVENESS

1.1Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Second Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a)Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Loan Parties (including the Joining Guarantor), each Existing Lender, the New Lender and the Administrative Agent.

(b)Fees and Expenses. Any fees required to be paid on or before the Second Amendment Effective Date, including, without limitation, pursuant to that certain Fee Letter, dated as of September 30, 2025, between the Borrower, the Administrative Agent and the Arranger, shall have been paid.
(c)Legal Opinion. The Administrative Agent shall have received an opinion or opinions of counsel for the Borrower, dated as of the Second Amendment Effective Date and addressed to the Administrative Agent and the Lenders, which shall be in form and substance satisfactory to the Administrative Agent.

(d)Resolutions. The Borrower shall deliver to the Administrative Agent a certificate of the Borrower, dated as of the Second Amendment Effective Date, signed by a Responsible Officer of the Borrower certifying the resolutions adopted by the governing body of the Borrower approving the transactions contemplated hereunder, including, without limitation, the increase in the Revolving Commitment.

(e)Searches. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, searches of UCC filings or equivalents in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens.

(f)Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
For purposes of determining compliance with the conditions specified in this Section 2, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Second Amendment Effective Date specifying its objections.

ARTICLE III
MISCELLANEOUS

1.1Amended Terms. As of and following the Second Amendment Effective Date, all references to the Credit Agreement in each of the Loan Documents shall mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

1.2Representations and Warranties of Loan Parties. Each of the Loan Parties represents and warrants as follows:
(a)It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
(b)This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(c)No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.
(d)The representations and warranties set forth in Article V of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e)After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.
(f)The Collateral Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Collateral Documents and prior to all Liens other than Permitted Liens.
(g)The Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.
1.3Reaffirmation of Obligations. Each Loan Party hereby ratifies the Credit Agreement and each of the other Loan Documents to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement as amended hereby and such other Loan Documents applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

1.4Loan Document. This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

1.5Further Assurances. The Loan Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

1.6Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

1.7Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment or any other document required to be delivered hereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the foregoing, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

1.8No Actions, Claims, Etc. As of the date hereof, each of the Loan Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Agreement on or prior to the date hereof.

1.9GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

1.10Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
1.11Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 11.14 and 11.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:    BOWMAN CONSULTING GROUP LTD.,
    a Delaware corporation

                        By:    /s/ Bruce Labovitz
                        Name:    Bruce Labovitz
                        Title:    Chief Financial Officer

EXISTING GUARANTORS:    BLANKINSHIP & ASSOCIATES, INC.,
a California corporation

By:    /s/ Bruce Labovitz
                         Name:    Bruce Labovitz
                        Title:    Chief Financial Officer

BOWMAN GULF COAST LLC,
a Florida limited liability company

By:    /s/ Bruce Labovitz
                         Name:    Bruce Labovitz
                        Title:    Chief Financial Officer

BOWMAN INFRASTRUCTURE ENGINEERS LTD.,
a California corporation

By:    /s/ Bruce Labovitz
                         Name:    Bruce Labovitz
                        Title:    Chief Financial Officer

BOWMAN NORTH CAROLINA LTD.,
a North Carolina corporation

By:    /s/ Bruce Labovitz
                        Name:    Bruce Labovitz
                        Title:    Chief Financial Officer

Signature Page to Second Amendment to Credit Agreement
(BofA / Bowman Consulting)

BOWMAN REALTY CONSULTANTS, LLC,
a Florida limited liability company

By:    /s/ Bruce Labovitz
                        Name:    Bruce Labovitz
                        Title:    Chief Financial Officer

HESS-ROUNTREE, INC.,
an Arizona corporation

By:    /s/ Bruce Labovitz
                        Name:    Bruce Labovitz
                        Title:    Chief Financial Officer

HIGH MESA, A BOWMAN COMPANY,
a New Mexico corporation

By:    /s/ Bruce Labovitz
                         Name:    Bruce Labovitz
                        Title:    Treasurer

MCMAHON ASSOCIATES, INC.,
a Pennsylvania corporations

By:    /s/ Bruce Labovitz
                         Name:    Bruce Labovitz
                        Title:    Chief Financial Officer

PROJECT DESIGN CONSULTANTS, LLC,
a California limited liability company

By:    /s/ Bruce Labovitz
                         Name:    Bruce Labovitz
                        Title:    Chief Financial Officer

Signature Page to Second Amendment to Credit Agreement
(BofA / Bowman Consulting)

RICHTER & ASSOCIATES, A BOWMAN COMPANY LLC,
a Maryland limited liability company

By:    /s/ Bruce Labovitz
                         Name:    Bruce Labovitz
                        Title:    Chief Financial Officer

SPEECE LEWIS ENGINEERS, LLC,
a Nebraska limited liability company

By:    /s/ Gary Bowman
                         Name:    Gary Bowma
                        Title:    Chief Executive Officer

SURDEX CORPORATION,
a Missouri corporation

                        By:    /s/ Bruce Labovitz
                        Name:    Bruce Labovitz
                        Title:    Chief Financial Officer

BOWMAN FIRE & LIFE SAFETY, INC. (f/k/a FISHER ENGINEERING, INC.),
a Georgia corporation

                        By:    /s/ Rita D. Fisher
                        Name:    Rita D. Fisher
                        Title:    President

JOINING GUARANTOR:    BOWMAN HOLDING, INC.,
a Virginia corporation

By:    /s/ Bruce Labovitz
                         Name:    Bruce Labovitz
                        Title:    Treasurer

Signature Page to Second Amendment to Credit Agreement
(BofA / Bowman Consulting)

ADMINISTRATIVE AGENT:    BANK OF AMERICA, N.A., as Administrative Agent

                        By:    /s/ Dianna Benner
                        Name:    Dianna Benner
                        Title:    Assistant Vice President

Signature Page to Second Amendment to Credit Agreement
(BofA / Bowman Consulting)

LENDERS:    BANK OF AMERICA, N.A.,
as an Existing Lender, as Swingline Lender
and as L/C Issuer

                        By:    /s/ Holver Rivera
                        Name:    Holver Rivera
                        Title:    Senior Vice President

Signature Page to Second Amendment to Credit Agreement
(BofA / Bowman Consulting)

TD BANK, N.A.,
as an Existing Lender

                        By:    /s/ Samuel Bayne
                        Name:    Samuel Bayne
                        Title:    Managing Director

Signature Page to Second Amendment to Credit Agreement
(BofA / Bowman Consulting)

PNC BANK, NATIONAL ASSOCIATION,
as a New Lender

                        By:    /s/ Nancy Rosal Bonnell
                        Name:    Nancy Rosal Bonnell
                        Title:    Managing Director

Signature Page to Second Amendment to Credit Agreement
(BofA / Bowman Consulting)